Exhibit 99.1
    NEWS RELEASE

For more information, contact:
Jon Wilson
Chief Financial Officer
503-615-1685
jon.wilson@radisys.com

RADISYS APPOINTS MIKE HLUCHYJ TO BOARD OF DIRECTORS

Executive Brings Extensive SDN and NFV Expertise

HILLSBORO, OR - August 5, 2015 - Radisys Corporation (NASDAQ: RSYS), the services acceleration company, today announced the appointment of Mike Hluchyj to its Board of Directors. Mr. Hluchyj previously served as CTO, Carrier Products for Akamai Technologies, with responsibilities that included carrier service provider initiatives related to NFV and its specification. Hluchyj joined Akamai as part of its acquisition of Verivue, a leading provider of content delivery solutions to service providers, where he was a founder and Chief Technology Officer. Prior to co-founding Verivue, he was a founder and Chief Technology Officer of Sonus Networks, a leading global provider of voice over IP (VoIP) infrastructure solutions to carriers. Hluchyj is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), has been awarded 36 U.S. patents, and is widely published on various subjects, including switching and traffic management in multimedia packet networks. Mr. Hluchyj holds a B.S. in electrical engineering from the University of Massachusetts at Amherst and an M.S. and a Ph.D. in electrical engineering from the Massachusetts Institute of Technology.

Scott Gibson, Radisys Chairman commented, “We are pleased to announce Mike Hluchyj as the next addition to our Board. Mike has a proven track record of building successful companies, and we believe his expertise in the area of SDN and NFV will accelerate the execution of our Software-Systems strategy, specifically our FlowEngine and MediaEngine product lines. With this appointment and the recent addition of Ron de Lange to the Board at the beginning of July, Radisys has now concluded the formal Board search announced in April 2015.”

In addition to the recent appointments of Hluchyj and de Lange, the following independent directors will stand for re-election at the Company’s annual meeting on September 21, 2015: C. Scott Gibson, Chairman, Hubert de Pesquidoux, Niel Ransom, and Vincent Tobkin. Biographies of all independent directors for election to the board at the upcoming shareholders' meeting will be included as part of Radisys’ soon to be published proxy materials.

About Radisys

Radisys (NASDAQ: RSYS) helps communications and content providers, and their strategic partners, create new revenue streams and drive cost out of their services delivery infrastructure. Radisys’ service aware traffic distribution platforms, real-time media processing engines and wireless access technologies enable its customers to maximize, virtualize and monetize their networks.

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